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On April 21, 2014, Lynn J. Good, Vice Chairman, President and Chief Executive Officer of the registrant, Philip R. Sharp, Chair of the Regulatory Policy and Operations Committee of the registrant’s Board of Directors, and Julie S. Janson, Executive Vice President, Chief Legal Officer and Corporate Secretary of the registrant, participated in a conference call moderated by Glass, Lewis & Co.  A transcript of that call is included below:

Bob McCormick: …of a Duke Energy Corporation directors, a couple of whom, CalPERS and New York City Comptroller’s Office, they show us a vote against. Just before we get started I’d like to remind everyone that our conference call series, and this call in particular, should not be considered a solicitation of proxies by Glass Lewis and Company. Glass Lewis has not sought permission to do so from the Securities and Exchange Commission, nor will it. This call is for informational purposes only and should not be construed as providing investment advice. In addition, Glass Lewis makes no representation regarding the accuracy, completeness or liability of any statement, information, opinion or views presented by its guest speakers.

All lines have been placed on a listen-only mode for this call. However, if you have questions, please enter them in the question box in the webinar window. We are going to be recording this call, so it will be available on our website subsequent to the call.

So, we’re very pleased to be joined by a few representatives from Duke Energy. First we have Lynn Good, the Vice-Chairman, President and CEO. We also have Philip Sharp, who chairs the Regulatory Policy and Operations Committee on the Board of Directors and we also have Julie Janson, who is the Executive Vice President, Chief Legal Officer and Corporate Secretary.

Just some brief background before I turn it over to Lynn. CalPERS and New York City Comptroller’s Office believe shareholders should vote against the election of four Duke Energy Corporation directors: Alex Bernhardt, James Hyler, James Rhodes and Carlos Saladrigas for what they believe is a failure to fulfill their obligations of risk oversight as members of a committee overseeing health, safety and environment for plants at the Company as a result of a large coal ash spill on the Dan River in North Carolina.

The Duke Energy annual meeting is coming up on May 1st. Just a reminder: if you have questions, feel free to load them in the question box. At this point it’s my pleasure to turn it over to Lynn and you can follow along with presentation. Lynn, thanks for joining us and please take it away.

Lynn J. Good: Thank you, Bob and welcome everyone. My name is Lynn Good, I am Vice Chairman, President and Chief Executive Officer of Duke Energy. And as Bob announced, with me today are Phil Sharp the Chairman of our Board’s Regulatory Policy and Operations Committee and Julie Janson, Executive Vice President, Chief Legal Officer and Corporate Secretary.

Before getting into our prepared remarks, let me briefly review our Safe Harbor statement on slide 2 in our accompanying presentation, as some of our remarks today will be forward looking in nature. Please refer to our SEC filings for factors that could cause our future performance to differ from this forward looking information.

Our presentation today will provide an overview of the Dan River incident, Duke’s response and our plans for coal ash management going forward. We will also discuss the role of the Board’s Regulatory Policy and Operations Committee in providing oversight on this important matter. Throughout our presentation, we will also address a number of inaccuracies in CalPERS’ presentation to Glass Lewis last Thursday.

Let me begin with slide 3 which provides an overview of the Dan River incident. On Sunday, February 2nd, 2014, a break in a storm water pipe beneath our retired Dan River primary ash pond was discovered leaking coal ash and water from the ash basin into the Dan River. The facility is located in Eden, North Carolina in Rockingham County near the Virginia border. We estimate that between 30,000 and 39,000 tons of ash was released into the river.

I would like to put the Dan River release into perspective. You may remember the 2008 incident in Kingston, Tennessee when a dam break released ash into the surrounding community. This incident, at a TVA facility, involved over 5 million tons of ash being released. The Dan River release was less than 1% of this amount.

It is also important to clarify that the Dan River incident was not a basin dam failure — rather it was a storm water pipe failure. The bottom line is that what happened at Dan River was an accident and it is one for which Duke has taken responsibility. Safe operations are non-negotiable in our business. And we’re very focused on moving forward and doing the right thing.

Before I move to a discussion of Duke’s response, I want to take a moment to explain what coal ash is. Coal naturally contains inorganic matter from the rocks and minerals in the coal seam where it was mined.  When that coal is burned, the inorganic matter in the coal becomes coal ash. The US Environmental Protection Agency has considered coal ash a non-hazardous waste for decades and accordingly, ash has been used in a number of industrial applications, including production of cement and use as industrial fill. The EPA is scheduled to release additional regulations on ash in December of 2014, and will address whether the non-hazardous designation should change.

Turning to slide 4, I’d like to discuss Duke’s response. Once the leak was discovered we immediately mobilized resources to address the situation. Over a period of several days, hundreds of our people worked with experts around the clock to engineer, design and manage plans to stop the pipe’s flow to the Dan River. I was on-site shortly after it happened, and I can tell you the scale of the operation was massive. Our efforts were successful and we permanently plugged the storm water pipe and stopped the release of ash into the river. I think it’s important to note that drinking water remained safe the entire time. Furthermore, ongoing water sampling demonstrates the Dan River has returned to normal water quality conditions. Our scientists continue to work closely with experts from the EPA, U.S. Fish and Wildlife Service, Virginia Department of Environmental Quality and N.C. Department of Environment and Natural Resources to study and monitor the Dan River.

As previously stated, we will not ask customers to pay the costs associated with cleaning up this incident.  Our recent 8-K filing reports that we incurred approximately $15 million in costs associated with the clean-up and remediation efforts at Dan River for the quarter ended

March 31, 2014. The total costs to be incurred by the Company to remediate the Dan River ash release are not expected to be material.

While we have done a lot of work at and near the site, we know there is more to do. We are accountable for this, we’ve taken responsibility and we are prepared to move forward and make the lessons learned from Dan River a part of our ongoing operations, because our commitment to safety has not changed.

I will now hand it over to Phil to provide comments on the role of Duke’s Regulatory Policy and Operations Committee as well as to discuss the role and oversight of Duke’s Board of Directors. Julie will then provide a few comments on the legal landscape and I will close with remarks about Duke’s overall plan for coal ash management going forward. Let me turn the call over to Phil. Phil, if you could take slide 5 at this point.

Bob McCormick: Phil, we’re not hearing out of… you’re on mute, but we’re not able to hear you right now. I apologize, ladies and gentlemen. We’re figuring some technical difficulties. Phil looks like he may have got disconnected at this point. He may need to dial back in [inaudible].

Lynn J. Good: You know, Bob, while we’re waiting for Phil to dial back in, what I might do is ask Julie to cover Phil’s material, as well as her own and then we’ll have Phil jump in.

Julie S. Janson: I’d be happy to do that. So, I’ll cover now for Phil to discuss slide 5, which provides details on Duke’s Regulatory Policy and Operations Committee. As the Board evolved following the merger with Progress Energy in 2012, the various committees were reconstituted accordingly. As part of this process, the Regulatory Policy and Operations Committee was formed in July of 2012. Its purpose is to provide oversight for regulatory strategy and environmental, health and safety issues as well as the public policies and practices of the Company. The Committee currently has seven members. CalPERS targeted four individuals due to their longstanding tenure on this Committee.  However, it is worth noting that three of these four individuals joined the Committee in January. We firmly believe that this Committee has the requisite skills and experience to provide effective oversight and appropriately perform its duties.

Philip R. Sharp: I just re-went in and they tell me I’m on the listening mode, I can’t speak.

Lynn J. Good: Phil, we can hear you.

Julie S. Janson: We can hear you, Phil.

Philip R. Sharp: Oh, good.

Lynn J. Good: If you would like to pick up on the discussion Julie just briefly covered, maybe CalPERS identification of four members and then she was moving into the requisite skills and experience of the Committee, if you would like to continue at this point.

Philip R. Sharp: Alright, I will try to pick up there. I think, I don’t know if Julie indicated to you that there was the broad scale of experience that people have, but I think one of the important things is to recognize too that several members of Duke’s Board of Directors have actually had experience, management experience at coal fired utilities.

And if you turn to slide 6, I think you’ll see the outline with respect to specific individuals. As you can see, they’re very diverse backgrounds that have valuable skills that are transferrable across many fields.

For example, Bernhardt, Herron and Rhodes all have extensive nuclear experience that includes risk analysis, safety priority, and environmental issues, including hazardous disposal — all of which is transferrable to the Dan River issues and other coal basin issues. Furthermore, Jim Rhodes, a former CEO of Virginia Electric & Power Company as well as the  Institute of Nuclear Power Operations which, as you probably know, is a nonprofit corporation which promotes safety, reliability and excellence in nuclear plant operation — also serves as the chairman of Duke’s Nuclear Oversight Committee. Alex Bernhardt also has knowledge of environmental and water quality issues in North Carolina and in the region because of this membership and his leadership in various environmental organizations. Jim Hyler has knowledge and expertise in financial services, corporate finance and risk management, as well as an understanding of Duke’s North Carolina service territory, including experience that’s extremely important dealing with the North Carolina Utilities Commission. Carlos Saladrigas has extensive experience in human resources, financial services, and accounting and international operations.  As an executive in the health care field, Mr. Saladrigas also has experience in the regulatory arena. Carlos currently serves as chairman of Duke’s Audit Committee.

So, not only are the Regulatory Policy and Operations Committee members capable of doing the business appropriate to the Committee, you can see that they have a very important role elsewhere on the Board of Directors and if you were to remove them from the Board, you would certainly undermine the Board’s ability to effectively oversee the safe operations of all of Duke’s Energy facilities.

In addition, the Board has engaged its own independent counsel to advise on this incident, including appropriate oversight of the review and investigation of the matter. If, at any time, we believe the Company’s shareholders would be better served by the Board or Committee initiating an independent investigation, separate from the thorough reviews already underway within the Company, as well as the various state and federal regulators who are examining the issue, we certainly would not hesitate to do so.

If you turn to slide 7, it provides an overview of the Board’s oversight and its engagement on this issue. Clearly, the Dan River incident has the full attention of the entire Board. Coal ash management has been a focus area of the Board and the Committee for quite some time.  Let me say that again, this issue has been a focus of the Board for quite some time. In fact, the Board and the Committee were already overseeing management’s operational and risk assessment work regarding coal ash management prior to the Dan River incident. This prior oversight of coal ash matters included Board and Committee meetings, as well as management updates. Since the incident in February, the Board has been updated regularly and has met frequently to discuss the matter. To date, the Board and the Committee have held 5 meetings and have received 13 updates from management, not to mention a host of informal calls. The Board and the Committee have been, and will continue to be, actively engaged in reviewing this very serious matter with management and in overseeing the Company’s response.

At the direction and under the guidance of the Board and the Committee, the Company has already taken a number of major actions in the short-term.  These include first the establishment of an internal strategic task force, reporting directly to Lynn to undertake a comprehensive engineering review of every Duke ash basin. This review will be the basis for implementing near-term actions and developing longer-term solutions across our entire system. John Elnitsky, the head of the task force, has met with the Committee already. The engagement of independent… the second action is the engagement of independent third-party engineering experts to complete an assessment of all of our ash basins. We expect this work to be completed by May 31 and we’ll take, we will take immediate action based on its recommendations. Third, the development of a near-term plan in North Carolina for three of our retired plants and three of our active operating units. The task force has also developed an approach to risk reduction at ash ponds at our retired North Carolina plants by accelerating the removal of water from those ash basins.

We on the Board are very pleased with the solid work that has been completed to date to address the incident and are confident in the Company’s ability to address the near term issues and prepare for the longer term actions that will be required for a comprehensive and successful coal ash management plan. I can assure you that the entire Board is focused on getting this right.  We take very seriously our responsibility to our shareholders, our customers, our employees and the communities in which we operate. We recognize that safely and cost effectively managing 90 years’ worth of coal ash is a complex challenge, and one that requires a great deal of thought and evaluation. We must find constructive near- and long-term solutions that are prudent, safe, cost-effective and environmentally sound.

It is important to note that Duke is working towards addressing every ash basin across our entire system, and creating an industry-leading plan for coal ash management. All of our director nominees, including the members of this Committee, have the requisite experience, knowledge, judgment and the dedication to effectively oversee the development and the execution of our comprehensive coal ash management plans.

I’ll end by stating that Duke’s Board of Directors strongly endorses all of the Company’s director nominees, and unanimously recommends that shareholders vote for all Duke director nominees.

And I’ll now turn it over to Julie who will address and clarify some of the legal matters around this situation.

Julie Janson: Phil, thank you. I just wanted to take an opportunity to provide some context on the ongoing grand jury investigation and the NCDENR enforcement litigation. As I am sure you can appreciate, it is company policy not to comment on pending litigation or governmental investigations. However, I can say that these cases did not deal with structural integrity of dikes or storm water pipes. So to suggest the lawsuits were a forewarning of the particular risk and accident that occurred at Dan River is simply inaccurate and misleading. Although the litigation has the potential to delay elements of the ash basin closure process, the Company will continue its ongoing evaluation of closure alternatives. A process that began well before the litigation started. To that end, Duke is working towards addressing every ash basin across our entire system, and creating an industry-leading plan for coal ash management about which Lynn will now provide a few details.

Lynn Good: Thank you, Julie. Let me close with slide 8, which provides an overview of our coal ash basins in North Carolina. North Carolina has a great history of proactive energy policy. We modernized our fleet long before other states and built cleaner power generation and retired older plants. Our ash management practices have evolved over time as we transition to cleaner, more efficient energy sources. As part of this plan, we place a high priority on closing ash basins across the fleet once they are no longer needed. In light of the Dan River incident we are taking another look at our coal ash management and basin closure plans and are committed to a fact-based and disciplined approach to addressing the long-term policy of ash basin management and closure across our system.

As mentioned, we have initiated a near-term engineering review of the ash basins to identify and address potential risks and are already moving forward on our near-term actions. We’ve committed to relocating ash at our River Bend and Dan River sites. We continue to relocate Ash at our Asheville site, and we’ve agreed to accelerate closure of ash basins at an additional plant. We’ve also begun engineering, to convert all of our remaining coal facilities to dry fly ash handling, which essentially means that ash will go directly into lined landfills. And we’ve also committed to lower water levels in our retired facilities, which reduces the water pressure in those basins.

Duke operates 71 ash basins, 33 of which are in North Carolina. There are approximately 676 ash basins around the US. This is an industry and national issue. When you talk about something of that magnitude, it’s going to take science, it’s going to take engineering and it’s going to take time. Every site is situated differently and needs to be addressed with an appropriate engineered solution.

There are also regulations that the EPA is continuing to address around ash. As we develop solutions, we need to assure that these solutions line up with regulatory requirements on this industry issue.

I think it’s also important to note that we need to continue to think about balance. Of course we must protect the environment. We also must promote safe, reliable and cost-effective electricity. We can’t do one; we have to do both. Duke is taking earnest and responsible action.

The Board’s strong oversight, support and engagement have been critically important in our efforts to date and will continue to be as we shape our plans for the future. We will work constructively with lawmakers and regulators in all of our states in which we operate to determine the best coal ash management policies.

I will end by restating that Duke will continue to do the right thing. We will implement plans that make sense for communities across our footprint, and our commitment to safety and safe operations is unwavering. As we close the presentation Bob, you can turn the slide to slide 9, and we would be happy to answer any questions you have

Bob McCormick: Great, thank you very much. I think that really frames the discussion quite a bit. It initially occurred to me, given the number of ash basins that you said Duke has compared to the number in the country, I think that helps sort of provide some scope in terms of the potential risk exposure for Duke as a company, versus its peers, and I was curious if you wanted to expand upon that, and maybe also related to that is, in terms of power generation for Duke, how much is in coal production, in coal generation, and how much is in other forms of generation?

Lynn Good: Bob, let me take the second part of the question first, and it would be helpful if you could repeat the first part of the question because I’m not sure I understood it fully. Let me talk about the portfolio at Duke. By 2015, a third of our generation will be from coal, a third from gas, and a third from nuclear. We operate a very balanced portfolio and over the last five years have invested over nine billion dollars modernizing our fleet, installing additional environmental equipment as needed and retiring older coal and replacing it with gas. So if you could perhaps repeat the first part of your question, I would appreciate that.

Bob McCormick: Yeah I was just sort of trying to get a sense of the scope of sort of ash basins that Duke has compared to its peers. This is an overall sort of risk evaluation, if Duke has more of these than the average or fewer than the standard amount, whether the risk is commensurate with the types of peers you have.

Lynn Good: Thanks for the clarification Bob. I can’t speak to the character of other utilities and ash basins, but I think the statistics, that we have 71 and the industry has 676, really speaks to the fact that this is an industry-wide issue. You know, it’s interesting, as we come to this point in our history, because of the actions we’ve taken to modernize our fleet, we do have more ash basin closure at this point, as we’ve retired these older units. So our plans have been underway for some time, we believe the actions that we’ve identified for short-term, and our comprehensive engineering plans will position the Company well as we move forward.

Bob McCormick: Ok. So one question regarding, and obviously this is a topic that’s on the top of a lot of shareholders’ minds, is what is potentially the ultimate cost to the Company in terms of environmental impact and other claims and potential litigation. Is there an idea of what that estimate could be at this point, or is it too premature to determine that?

Lynn Good: You know Bob, we’ve disclosed, through an 8-K filing last week, the costs we’ve incurred to date on repair and cleanup at the Dan River site, and that’s 15 million dollars. In terms of, you know, litigation, or other claims that could arise from the incident, it’s premature for us to put an estimate in place, but you will find comprehensive disclosure on all the matters regarding the basins in all of our public disclosures, and we will continue to update cost estimates as those estimates become available, and as engineering studies are completed on ash basin closure techniques.

Bob McCormick: Ok. Another question we received, is something Phil touched on, in terms of potential need for a separate investigation, and of course, has that been done, and if not, is there a plan to do so, or why not? Is that something that, you know, as the situation develops, might that be something you’d consider doing?

Lynn Good: Phil, would you like take that question.

Philip R. Sharp: Certainly, absolutely. Well first of all, given the fact that management has moved aggressively on putting the resources together to deal with the incident and to plan ahead on the other ash basins, and that they were aggressively informing us discussing with us on the Board and our Committee the issue, and given the fact that there are number of outside state and federal agencies with eyes on these issues and on our facilities, we frankly didn’t think at this point it makes sense for us to have an outside further investigation. But as indicated in my presentation, if at some point the Committee or the Board itself feels that this really would serve some major interest in the Company or to the public, we would certainly be willing to do that. But at this point there’s so much activity, and so much engagement and examination, internally and externally, that it just seems inappropriate at this point.

Bob McCormick: I see you mentioned engagement. I was just curious, obviously this is an issue that caused CalPERS and New York City Comptroller to look at it very closely. In terms of engagement with other shareholders on this issue, I’m just wondering what level that is, and what are some of the questions or concerns you may be hearing from shareholders on this issue.

Lynn Good: Bob let me take that question and then ask Julie to respond if she has further input. You know we’re in ongoing discussions and contact with our institutional investors, as well as our investors broadly, and really have been, dating back to early February, when this incident occurred, and the questions from investors range from, what actions has the Company taken, what do we see as the future in terms of ash basin closure, an update on litigation, and update on regulatory process. So those types of disclosures will continue to be front and center in our communications with investors and in our SEC disclosures and you can expect further disclosure as facts become available and we have additional items that we need to update.

Julie Janson: And Bob, it’s Julie. A couple fine points I would put on that. It is certainly our practice each year during the proxy season to reach out to our large investors. We’ve done that to approximately 30 investors to engage in conversations about all of the items we carry in within our proxy, so that engagement is ongoing. In addition, you may have seen, and it’s posted to our company website if you have not, Dr. Sharp and the Committee received an inquiry from the Nathan Cummings Foundation representing other shareholders, to which he responded, and his response, it was on the matter of internal investigations, is posted externally on our website.

Bob McCormick: Ok. Lynn, I don’t necessarily like to characterize it as an evolution in the sort of breakdown of the generation types, between coal, gas and nuclear. I’m just wondering, as this company’s generation evolved, as the Board and its experience evolves with that to make sure the Company shifts the type of generation forms, that the experience of the board has shifted as well?

Lynn Good: I’ll start with that Bob and then ask Phil to comment as well. You know, we continue to exercise a great deal of oversight as part of the governance of the Committee and of the Board, to ensure that we have appropriate skills and recognition of the business that we’re in, including generation mix, scope of business, you know, the evolution of the industry in general. And I believe that is an ongoing responsibility of the Board, and one that it takes very seriously. Phil would you add anything to that?

Philip R. Sharp: The only thing I would add is the Board is continuing to refresh itself, some of us have to leave the Board by result of the age requirement, so that has left new openings this year obviously. But also I would say that, as the mix has changed, just to give you one example, from a risk point of view the nuclear facilities always get considerable attention throughout the industry, and there has been very careful focus to watch for the maturing of the Board in terms of oversight of that as well as the other facilities. And of course the coal facilities remain important but they are a diminishing part of the Board’s responsibilities.

Bob McCormick: Now, I notice on the Company’s website there’s a significant amount of information about the response to the Dan River spill, and I believe Phil it was you who mentioned that these types of coal ash ponds have been around for 90 years. I’m just curious as to prior challenges for the company in terms of spills or other problems with coal ash ponds or related to that, given that they’ve been around for so long.

Lynn Good: You know, we’ve had a history of safe operation of all of our facilities, Bob, and do not have anything specific that we would point to on another incident regarding the ash basins.

Bob McCormick: Ok, well I didn’t actually have any additional questions. If you wanted to take a moment or two to wrap up anything you think we should have covered or a question that you think I should have asked, I’m happy to give you that opportunity.

Lynn Good: Bob I just want to thank you for the opportunity to respond this morning and share with you our perspective. The commitment to safe operations has been a longstanding tenet of Duke. We have responded in what we believe is a very comprehensive and forthright way. We’ve taken responsibility for the Dan River incident. The Board has been very engaged in risk assessment, risk analysis by the Board, as well as their engagement across our business has always been a very important part of our corporate governance, and that won’t change. So thank you again for the opportunity and we look forward to another opportunity so we can visit on this or other matters.

Bob McCormick: Thank you very much, thanks a lot. Particularly I want to thank Lynn, Phil and Julie of course for joining us, apologize about the technical difficulties, and also wanted to thank everyone who joined us on the call. Meeting is obviously coming up soon, on May 1st, so we’ll be releasing our report in the near future. Just as an aside, if you have any questions or comments for us in general about these calls, or suggestions, feel free to email us at proxytalk@glasslewis.com. Again, want to thank everyone who joined us today, particularly Lynn, Phil and Julie, and appreciate everyone who took the time to join us. Thanks very much, this concludes today’s proxy talk.

Lynn Good: Thank you.